SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  FORM 8-A/A
                     AMENDMENT TO A REGISTRATION STATEMENT
                                  ON FORM 8-A

                       Pursuant to Section 12(b) or (g)
                    of the Securities Exchange Act of 1934

                               MID OCEAN LIMITED

              (Exact Name of Registrant as Specified in Charter)

       CAYMAN ISLANDS                  1-14336              Not Applicable
(State or Other Jurisdiction         (Commission            (IRS Employer
      of Incorporation)              File Number)        Identification No.)
                                    RICHMOND HOUSE
                                 12 Par la Ville Road
                               Hamilton, Bermuda HM 08
                                    (441) 292-1358

(Address, including zip code, and telephone number, including area code, of
                 Registrant's principal executive offices)


              INFORMATION REQUIRED IN REGISTRATION STATEMENT

               Item 1. Amendment to Description of Registrant's Securities to be Registered:

               On September 12, 1996, Mid Ocean Limited, a limited liability company organized under the laws of the Cayman Islands ("Mid Ocean"), entered into a Rights Agreement (the "Rights Agreement"), by and between Mid Ocean and The Bank of New York as rights agent (the "Rights Agent"). Mid Ocean and the Rights Agent entered into the first amendment to the Rights Agreement (the "Amendment") as of March 16, 1998. The Amendment provides that the execution and delivery by (i) Mid Ocean, Exel Merger Company Ltd., a limited liability company organized under the laws of the Cayman Islands ("New EXEL Limited"), and EXEL Limited, a limited liability company organized under the laws of the Cayman Islands ("EXEL"), of the Agreement and Scheme of Arrangements, dated as of March 16, 1998 and as may be amended, supplemented or otherwise modified from time to time (the "Schemes Agreement"), and by (ii) EXEL and JP Morgan Capital Corporation, a shareholder of Mid Ocean, ("JP Morgan") of the Support Agreement, dated as of March 16, 1998, and the consummation of the transactions contemplated by such agreements, will not cause either (i) New EXEL Limited, EXEL, or JP Morgan to be deemed an Acquiring Person (as defined in the Rights Agreement), or (ii) a Distribution Date (as defined in the Rights Agreement) to occur pursuant to the Rights Agreement. The Amendment also provides that the amended Rights Agreement will expire immediately prior to the consummation of the schemes of arrangement contemplated by the Schemes Agreement, if not earlier.

               On September 23, 1996, Mid Ocean filed a copy of the Rights Agreement with the Securities and Exchange Commission registering the preferred stock purchase rights issued pursuant to the Rights Agreement under
Section 12(b) of the Securities Exchange Act of 1934, as amended. A copy of the Amendment is filed herewith. A copy of the Rights Agreement and the Amendment is available free of charge from the Company. This summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2. Exhibits


Exhibit   Description
-------   -----------
2.1 Amendment, dated as of March 16, 1998, to Rights Agreement, dated as of September 12, 1996, by and between Mid Ocean and The Bank of New York, as Rights Agent.


                                  SIGNATURES

               Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                   MID OCEAN LIMITED


Dated June 29, 1998                By: /s/ Charles F. Hays
                                       ---------------------------------------
                                       Name:  Charles F. Hays
                                       Title: Executive Vice President, Chief
                                              Financial and Administrative
                                              Officer



                                 EXHIBIT INDEX

Exhibit                           Description
-------                           -----------
2.1 Amendment, dated as of March 16, 1998, to Rights Agreement, dated as of September 12, 1996, by and between Mid Ocean and The Bank of New York, as Rights Agent.